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Exhibit 23.4

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 24, 1999, except for Note U, as to which the date is September 28, 1999 and Note L, as to which the date is October 11, 1999, with respect to the consolidated financial statements of Advanced Lighting Technologies, Inc. as of June 30, 1999 and for the year then ended, included in Amendment No. 6 to the Registration Statement (Form S-4 No. 333-58609) and the related Prospectus of Advanced Lighting Technologies, Inc. for the registration of $100,000,000 of 8% Senior Notes due 2008.

                                                      /s/ Grant Thornton LLP

Cleveland, Ohio
June 6, 2000